Exhibit 2.1






                          ASSET PURCHASE AGREEMENT


                                BY AND AMONG


                       STAMFORD CS ACQUISITION CORP.,


                       CLARK-SCHWEBEL HOLDINGS, INC.,


                            CLARK-SCHWEBEL, INC.

                                    AND


                             HEXCEL CORPORATION


                         DATED AS OF JULY 25, 1998





                             TABLE OF CONTENTS

                                                                       Page

                                  ARTICLE I

 PURCHASE AND SALE OF
 ASSETS AND ASSUMPTION OF LIABILITIES  . . . . . . . . . . . . . . . . .  2

 Section 1.1    Purchase and Sale  . . . . . . . . . . . . . . . . . . .  2
 Section 1.2    Consideration  . . . . . . . . . . . . . . . . . . . . .  7
 Section 1.3    Closing and Deferred Closing.    . . . . . . . . . . . .  9
 Section 1.4    Deliveries by CS Inc. at the Closing . . . . . . . . . .  9
 Section 1.5    Deliveries by CS Inc. at the Deferred Closing  . . . . . 10
 Section 1.6    Deliveries by Buyer at the Closing . . . . . . . . . . . 11
 Section 1.7    Deliveries by Buyer at the Deferred Closing  . . . . . . 12

                                ARTICLE II-A

 REPRESENTATIONS AND WARRANTIES OF STAMFORD . . . . . . . . . . . . . .  12

 Section 2A.1   Organization . . . . . . . . . . . . . . . . . . . . . . 12
 Section 2A.2   Authority  . . . . . . . . . . . . . . . . . . . . . . . 12
 Section 2A.3   No Violations; Consents and Approvals. . . . . . . . . . 13

                                ARTICLE II-B

 REPRESENTATIONS AND WARRANTIES OF CSH  . . . . . . . . . . . . . . . .  14

 Section 2B.1   Organization . . . . . . . . . . . . . . . . . . . . . . 14
 Section 2B.2   Authority  . . . . . . . . . . . . . . . . . . . . . . . 14
 Section 2B.3   No Violations; Consents and Approvals  . . . . . . . . . 14

                                ARTICLE II-C

 REPRESENTATIONS AND WARRANTIES OF CS INC. . . . . . . . . . . . . . . . 15

 Section 2C.1   Organization  . . . . . . . . . . . . . . . . . . . . .  15
 Section 2C.2   Authority   . . . . . . . . . . . . . . . . . . . . . .  15
 Section 2C.3   No Violations; Consents and Approvals . . . . . . . . .  16

                                 ARTICLE III

 REPRESENTATIONS AND WARRANTIES OF BUYER . . . . . . . . . . . . . . . . 16

 Section 3.1    Organization . . . . . . . . . . . . . . . . . . . . . . 16
 Section 3.2    Authority  . . . . . . . . . . . . . . . . . . . . . . . 16
 Section 3.3    No Violations; Consents and Approvals. . . . . . . . . . 17

                                 ARTICLE IV

 COVENANTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 18

 Section 4.1    Conduct of Business  . . . . . . . . . . . . . . . . . . 18
 Section 4.2    Access to Information.   . . . . . . . . . . . . . . . . 19
 Section 4.3    Commercially Reasonable Efforts; Other Actions.    . . . 20
 Section 4.4    Public Announcements . . . . . . . . . . . . . . . . . . 21
 Section 4.5    Notification of Certain Matters  . . . . . . . . . . . . 21
 Section 4.6    Expenses . . . . . . . . . . . . . . . . . . . . . . . . 21
 Section 4.7    Affected Employees.    . . . . . . . . . . . . . . . . . 22
 Section 4.8    Insurance  . . . . . . . . . . . . . . . . . . . . . . . 22
 Section 4.9    Sums Received in Respect of Acquired Assets and
                Excluded Assets  . . . . . . . . . . . . . . . . . . . . 22
 Section 4.10   Name . . . . . . . . . . . . . . . . . . . . . . . . . . 23
 Section 4.11   Books and Records  . . . . . . . . . . . . . . . . . . . 23
 Section 4.12   Allocation of the Purchase Price . . . . . . . . . . . . 23
 Section 4.13   Assignment of Contracts; Nonassignability  . . . . . . . 24
 Section 4.14   Assignment of Certain Indemnification Rights . . . . . . 24
 Section 4.15   Continuation of Certain Plans  . . . . . . . . . . . . . 25
 Section 4.16   Exon-Florio  . . . . . . . . . . . . . . . . . . . . . . 25
 Section 4.17   Tax Cooperation  . . . . . . . . . . . . . . . . . . . . 25
 Section 4.18   No Solicitation  . . . . . . . . . . . . . . . . . . . . 26
 Section 4.19   Lease. . . . . . . . . . . . . . . . . . . . . . . . . . 26

                                 ARTICLE V-A

 CONDITIONS TO THE OBLIGATIONS OF BUYER AT CLOSING . . . . . . . . . . . 27

 Section 5A.1   Consents and Approvals . . . . . . . . . . . . . . . . . 27
 Section 5A.2   Certain Proceedings  . . . . . . . . . . . . . . . . . . 27
 Section 5A.3   Financing  . . . . . . . . . . . . . . . . . . . . . . . 27
 Section 5A.4   Merger Agreement . . . . . . . . . . . . . . . . . . . . 27
 Section 5A.5   Repayment of Indebtedness to Third Parties;
                Termination of Security Interests  . . . . . . . . . . . 27

                                 ARTICLE V-B

 CONDITIONS TO THE OBLIGATIONS OF BUYER
 AT DEFERRED CLOSING . . . . . . . . . . . . . . . . . . . . . . . . . . 28

 Section 5B.1   Consents and Approvals . . . . . . . . . . . . . . . . . 28
 Section 5B.2   Certain Proceedings  . . . . . . . . . . . . . . . . . . 28

                                ARTICLE VI-A

 CLOSING CONDITIONS TO THE OBLIGATIONS
 OF STAMFORD, CSH AND CS INC.  . . . . . . . . . . . . . . . . . . . . . 28

 Section 6A.1   Consents and Approvals . . . . . . . . . . . . . . . . . 29
 Section 6A.2   Certain Proceedings  . . . . . . . . . . . . . . . . . . 29
 Section 6A.3   Merger Agreement . . . . . . . . . . . . . . . . . . . . 29

                                ARTICLE VI-B

 CONDITIONS TO THE OBLIGATIONS OF CS INC.
 AND CS INTERNATIONAL AT THE DEFERRED CLOSING  . . . . . . . . . . . . . 29

 Section 6B.1   Consents and Approvals . . . . . . . . . . . . . . . . . 29
 Section 6B.2   Certain Proceedings  . . . . . . . . . . . . . . . . . . 30
 Section 7.1    Termination Before Closing . . . . . . . . . . . . . . . 30
 Section 7.2    Termination Before Deferred Closing  . . . . . . . . . . 31
 Section 7.3    Termination by Buyer . . . . . . . . . . . . . . . . . . 32
 Section 7.4    Termination by Stamford or CS Inc. Effective Date  . . . 32
 Section 7.5    Procedure for Termination  . . . . . . . . . . . . . . . 32
 Section 7.6    Effect of Termination and Abandonment  . . . . . . . . . 33

                                ARTICLE VIII

 SURVIVAL OF REPRESENTATIONS; INDEMNIFICATION  . . . . . . . . . . . . . 33

 Section 8.1    Survival of Representations and Warranties,
                  Covenants, etc. . . . . . . . . . . . . . . . . . .  . 33
 Section 8.2    Agreements of CSH, CS Inc. and Stamford to Indemnify . . 33
 Section 8.3    Buyer's Agreement to Indemnify . . . . . . . . . . . . . 34
 Section 8.4    Indemnification Based on Net Damage  . . . . . . . . . . 34
 Section 8.5    Third Party Claims . . . . . . . . . . . . . . . . . . . 34

                                 ARTICLE IX

 MISCELLANEOUS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 35

 Section 9.1    Fees, Expenses and Taxes.  . . . . . . . . . . . . . . . 35
 Section 9.2    Further Assurances . . . . . . . . . . . . . . . . . . . 36
 Section 9.3    Notices  . . . . . . . . . . . . . . . . . . . . . . . . 36
 Section 9.4    Severability . . . . . . . . . . . . . . . . . . . . . . 37
 Section 9.5    Binding Effect; Assignment . . . . . . . . . . . . . . . 38
 Section 9.6    Bulk Sales Law . . . . . . . . . . . . . . . . . . . . . 38
 Section 9.7    No Third Party Beneficiaries . . . . . . . . . . . . . . 38
 Section 9.8    Interpretation . . . . . . . . . . . . . . . . . . . . . 38
 Section 9.9    Jurisdiction and Consent to Service.   . . . . . . . . . 39
 Section 9.10   Governing Law.   . . . . . . . . . . . . . . . . . . . . 39
 Section 9.11   Entire Agreement.    . . . . . . . . . . . . . . . . . . 39
 Section 9.12   Amendment, Modification and Waiver.    . . . . . . . . . 39
 Section 9.13   Specific Performance.  . . . . . . . . . . . . . . . . . 40
 Section 9.14   Counterparts . . . . . . . . . . . . . . . . . . . . . . 40
 Section 9.15   Effective Date.    . . . . . . . . . . . . . . . . . . . 40

 Schedule 1.1(b)(ii)- Deeds for Certain Properties  . . . . . . . . . .  49
 Schedule 1.4(d) - Required Consents and Waiver for Closing  . . . . . . 50
 Schedule 1.5(c) - Required Consents and Waiver for Deferred Closing . . 51

 EXHIBIT A Merger Agreement
 EXHIBIT B Closing Bill of Sale and Assignment
 EXHIBIT C Closing Undertaking
 EXHIBIT D FIRPTA Certificate
 EXHIBIT E Assignment of ASCO
 EXHIBIT F Assignment of Tech-Fab
 EXHIBIT G Deferred Closing Bill of Sale and Assignment
 EXHIBIT H Lease
 EXHIBIT I Leased Properties
 EXHIBIT J Deferred Closing Undertaking





                          ASSET PURCHASE AGREEMENT


           This ASSET PURCHASE AGREEMENT (this "Agreement"), dated as of July 25, 1998, is by and among Stamford CS Acquisition Corp., a Delaware corporation ("Stamford"), Hexcel Corporation, a Delaware corporation ("Buyer"), and, following the Effective Date (as defined below), Clark-Schwebel Holdings, Inc., a Delaware corporation ("CSH"), and Clark-Schwebel, Inc., a Delaware corporation ("CS Inc.") (Stamford, Buyer and, following the Effective Date, CSH and CS Inc., collectively, the "Parties").

                                  RECITALS

   A. Stamford has entered into a Merger Agreement, dated as of July 24, 1998, (the "Merger Agreement"), by and between Stamford and CSH, providing for, among other things, (i) the merger of Stamford with and into CSH (the "Merger") and (ii) the conversion of all of the outstanding shares of Stamford into all of the outstanding shares of CSH. A copy of the Merger Agreement is attached hereto as Exhibit A.

   B. CSH is currently the owner of, and following the effective date of the Merger (the "Effective Date") will continue to own (subject to a Permitted Merger), all of the outstanding shares of common stock of CS Inc.

   C. On the Effective Date, CSH, as successor in interest to Stamford, will become a party to this Agreement by operation of law, and CSH shall cause CS Inc. to become a party to this Agreement.

   D. Stamford and Buyer desire that, promptly following the consummation of the transactions contemplated by the Merger Agreement, CS Inc. and its subsidiaries shall sell to Buyer, and Buyer shall purchase from CS Inc. and its subsidiaries, the assets and operations of CS Inc. and its subsidiaries as more fully described herein, upon the terms and subject to the conditions set forth herein.

 Now, therefore, in consideration of the mutual agreements herein and in reliance upon the representations and warranties herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and intending to be legally bound hereby, the Parties hereby agree as follows:


                                  ARTICLE I

                            PURCHASE AND SALE OF
                    ASSETS AND ASSUMPTION OF LIABILITIES

           Section 1.1    Purchase and Sale

                (a) Subject to the terms and conditions of this Agreement, at the Closing, CSH and CS Inc. shall, and CS Inc. shall cause its subsidiaries to, sell, convey, assign, transfer and deliver to Buyer, and Buyer will purchase, acquire and accept from CSH and from CS Inc. and its subsidiaries, all of their rights, title and interests in and to all properties, contracts and other assets (of every kind, nature, character and description, whether real, personal or mixed, whether tangible or intangible, whether accrued, contingent or otherwise and wherever situated), goodwill and business as a going concern of CSH and of CS Inc. and its subsidiaries other than the Excluded Assets (as defined in Section 1.1(c) hereof), including without limitation, the following assets (collectively, the "Acquired Assets"):

                     (i)  all real property, together with all
      buildings, fixtures and improvements erected thereon, owned by CS Inc. or any of its subsidiaries;

                     (ii) all leases of real property and all contracts, commitments or other agreements relating thereto to which CS Inc. or any of its subsidiaries is a party or by which CS Inc. or any of its subsidiaries is bound;

                     (iii) all computer hardware and software, computer programs and systems, databases, documentation and resource material relating thereto, of CS Inc. or any of its subsidiaries;

                     (iv) all inventory, wherever located, including but not limited to raw materials, work-in-progress, finished goods, supplies and other inventories and any rights of CS Inc. or any of its subsidiaries to the warranties received from suppliers and any related claims, credits, rights of recovery and setoff with respect to such inventory;

                     (v) all furniture, fixtures, vehicles, spare parts, tools, supplies, leasehold improvements, plant and equipment and all other tangible property of CS Inc. or any of its subsidiaries;

                     (vi) all rights in, to and under all contracts, licenses, leases (other than leases for real property), commitments, purchase orders and other agreements to which CS Inc. or any of its subsidiaries is a party;

                     (vii) all customer lists of CS Inc. or any of its subsidiaries;

                     (viii) all accounts receivable of CS Inc. or any of its subsidiaries;

                     (ix) all Intellectual Property rights and other proprietary rights of CS Inc. or any of its subsidiaries (the "Acquired Intellectual Property");

                     (x)  all permits, licenses, approvals and
      authorizations by governmental authorities or third parties which are transferable by CS Inc. or any of its subsidiaries;

                     (xi) all of the books of account and other accounting records and data of CS Inc., or any of its subsidiaries and all other books, records and data of CS Inc. or any of its subsidiaries;

                     (xii) all warranties, rights to
      indemnification or similar rights, whether arising by contract, operation of law or otherwise in favor of CSH or of CS Inc. or any of its subsidiaries;

                     (xiii) all right, title and interest in, to and under the Interglas Shares, the Control Option, the Residual Option, the Interglas Heads of Agreement, the Interglas
      Shareholders Agreement and all related documents and instruments (collectively, the "Interglas Assets");

                     (xiv) all right, title and interest in, to and under the ASCO Shares, the ASCO Joint Venture Agreement, the ASCO License Agreement and the ASCO Distributor Agreement and all related documents and instruments;

                     (xv) all right, title and interest in, to and under the Tech-Fab Partnership Interests, the Tech-Fab
      Partnership Agreement, the Tech-Fab Joint Venture Agreement, the Tech-Fab License Agreement, the Tech-Fab Cross-Distributorship Agreement and all related documents and instruments;

                     (xvi) all rights, title, and interests in and to all of the properties, contracts, and other assets, goodwill and operations of the business as a going concern of any subsidiary of CS Inc. organized under a jurisdiction within the United States of America (a "Domestic Subsidiary");

                     (xvii) the name Clark-Schwebel and all
      derivatives and extensions thereof and all associated goodwill;

                     (xviii) cash and cash equivalents of CSH, CS
      Inc. and any of their subsidiaries;

                     (xix) all rights and interests in and under the Release (as defined in the Merger Agreement) and the Escrow Agreement (as defined in the Merger Agreement); and

                     (xx) all rights, in, to and under, the Agreement and Plan of Merger among Springs Industries, Inc., Fort Mill A Inc., Vestar C/S Holding Company, L.L.C. and Clark-S Acquisition Corporation, dated February 24, 1996, including, but not limited to, rights to indemnification thereunder.

                (b) Such sale, assignment, transfer and delivery of the Acquired Assets will be effected by delivery by CSH and by CS Inc. and its subsidiaries, as the case may be, to Buyer of (i) a duly executed bill of sale and assignment agreement substantially in the form set forth as either Exhibit B (the "Closing Bill of Sale and Assignment") attached hereto or Exhibit G (the "Deferred Closing Bill of Sale and Assignment") attached hereto, as applicable, (ii) properly executed and acknowledged deeds without covenants against grantor's acts for the properties listed on
 Schedule 1.1(b)(ii), each in recordable form, effective to convey fee title to each such property to Buyer in the state in which each such property is located such that a reputable title insurance company licensed to do business in the state in which each such property is located would issue a title insurance policy insuring Buyer's fee title to each such property (the "Deeds"), and (iii) such other duly executed, good and sufficient instruments of conveyance, transfer and assignment as shall be necessary or appropriate to convey to Buyer all of the rights, title and interests of CSH and of CS Inc. and its subsidiaries in and to the Acquired Assets (collectively, the "Other Instruments").

                (c) Notwithstanding anything contained herein to the contrary, CSH and CS Inc. and its subsidiaries shall not sell, convey, assign, transfer or deliver, or cause to be sold, conveyed, assigned, transferred or delivered, to Buyer, and Buyer shall not purchase, acquire or accept from CSH, CS Inc. or its subsidiaries, the rights, title and interests in all of the following properties and other assets (the "Excluded Assets"):

                     (i) the outstanding shares of Common Stock, par value $0.0l per share, of CS Inc.;

                     (ii) all capital stock of Domestic Subsidiaries held by CS Inc., Stamford or any of their subsidiaries;

                     (iii) any Unrelated Assets; and

                     (iv) all of the assets that are leased to Buyer pursuant to the Lease.

                (d) On and as of the Closing Date (as defined in Section 1.3(a)) or the Deferred Closing Date (as defined in Section 1.3(b)) with respect to the Interglas Assets as applicable, Buyer shall assume and agree to perform, pay and discharge, all of the obligations and liabilities of CSH, CS Inc. and its subsidiaries (whether liquidated or unliquidated, known or unknown, contingent or otherwise) other than the Excluded Liabilities (as defined in 1.1(e) hereof), including, without limitation, the following liabilities (collectively, the "Assumed Liabilities"):

                     (i)  any and all obligations and liabilities
      arising from or relating to the Acquired Assets;

                     (ii) all liabilities and obligations, direct or indirect, fixed or contingent, for Taxes of CSH, CS Inc. or any of its subsidiaries (A) with respect to taxable periods, or portions thereof, ending prior to the Effective Date, (B) arising from the operation of or relating to the Acquired Assets (other than the Interglas Assets), and the Leased Property and the related business between the Effective Date and prior to the Closing, or (C) arising from or relating to the Interglas Assets between the Effective Date and the Deferred Closing Date (collectively, the "Assumed Taxes");

                     (iii) all obligations and liabilities of CSH or CS Inc. and its subsidiaries relating to or arising from any employee benefit plans, employment agreements or corporate policies and procedures relating to employee severance;

                     (iv) all environmental obligations and liabilities of CSH or CS Inc. and its subsidiaries including environmental obligations or liabilities relating to any property formerly owned or operated by CS Inc. or any of its subsidiaries;

                     (v) fees, sales tax, transfer tax, filing expenses or other charges incurred in connection with the transfer of the Acquired Assets; and

                     (vi) the obligations of Stamford, CSH or CS Inc. arising under Sections 4.3, 11.6, 11.7 and 11.9 of the Merger Agreement.

                (e) Buyer shall not assume nor agree to perform, pay or discharge and Stamford, CSH and CS Inc. shall retain the following obligations and liabilities of CSH, CS Inc. and its subsidiaries, respectively (whether liquidated or unliquidated, known or unknown, contingent or otherwise) (collectively, the "Excluded Liabilities"):

                     (i)  any and all obligations and liabilities
      arising exclusively from or relating exclusively to the Excluded Assets, except to the extent specifically assumed pursuant to
      Section 1.1(d)(iv) hereof and as otherwise provided in the Lease;

                     (ii) all obligations and liabilities arising from or relating to (including but not limited to any and all premiums, fees, liquidated damages and interest accrued thereon)
      (A) the Credit Agreement (as defined in the Merger Agreement);
      (B) the 10 1/2% Senior Notes, Series B, of CS Inc. due in 2006 and the indenture relating thereto; (C) the 12 1/2% Senior Debentures, Series B, of CSH due 2007 and the indenture relating thereto; and (D) any indebtedness under the BA Acquisition Debt (or any replacement therefor) or incurred by Stamford, CSH, or CS Inc. or any of its subsidiaries to finance the Lease (or any replacement therefor);

                     (iii) all Transactions Expenses (as defined in the Merger Agreement) and Employee Bonuses (as defined in the Merger Agreement);

                     (iv) any obligations and liabilities of CSH or CS Inc. which (A) were obligations and liabilities of Stamford or any member of any affiliated group (within the meaning of Section 1504 of the Code) immediately prior to the Effective Date and (B) become obligations and liabilities of CSH or CS Inc. by reason of a Permitted Merger, except those obligations specifically assumed by Buyer pursuant to Section 1.1(d)(vi) hereof;

                     (v) all obligations and liabilities, direct or indirect, fixed or contingent, for Taxes of Stamford or any member of any affiliated group (within the meaning of Section 1504 of the Code) other than Taxes of CSH, CS Inc. and its subsidiaries which are Assumed Taxes; and

                     (vi) any and all liabilities and obligations, direct or indirect, fixed or contingent, for federal, state, local or foreign income taxes due as a result of (A) any of the transactions contemplated by this Agreement or (B) any transactions occurring on or after the Effective Date relating to the Unrelated Assets.

           Section 1.2 Consideration. Subject to the terms and conditions of this Agreement, the consideration to be paid by Buyer for the Acquired Assets shall consist of:

                (a) $431 million, as appropriately adjusted to reflect any adjustment to the Enterprise Value (as defined in the Merger Agreement) used in calculating the Preliminary Equity Consideration (as defined in the Merger Agreement) (the "Purchase Price"), payable to CS Inc. at the Closing, by wire transfer of immediately available funds to such bank account as shall be designated by CS Inc. at least two business days prior to the Closing;

                (b) the Purchase Price shall be increased by an amount equal to one-half (1/2) of the amount, if any, in excess of 106% of the aggregate principal amount of the Senior Debentures paid by CSH to the holders of the Senior Debentures (as defined in the Merger Agreement) in connection with the redemption thereof;

                (c) upon the determination of the Final Equity Consideration (as defined in the Merger Agreement), the Purchase Price shall be further adjusted by adding the Unpaid Balance (as defined in the Merger Agreement) or by subtracting the Overpayment (as defined in the Merger Agreement), and in any such event either (a) an amount equal to the Unpaid Balance shall be paid by Buyer to CS Inc. but only to the extent that Buyer has not paid such Unpaid Balance to the Stockholders' Representative in accordance with Section 1.1(d)(vi) hereof, or (b) an amount equal to the Overpayment shall be paid by CS Inc. to Buyer but only to the extent that Buyer has not received such Overpayment pursuant to the Escrow Agreement or directly from the Stockholders' Representative, in each case plus interest thereon at the Reference Rate (as defined in the Merger Agreement) from the Effective Date until the date of payment. The determination of the Final Equity Consideration (as defined in the Merger Agreement) and related amounts pursuant to the Merger Agreement shall be final and binding on the parties, absent fraud or manifest error.

                (d) $22 million (the "Deferred Purchase Price"), payable to CS Inc. at the Deferred Closing, by wire transfer, to such bank account as shall be designated by CS Inc. at least two business days prior to the Deferred Closing;

                (e) an undertaking substantially in the form set forth as Exhibit C attached hereto (the "Closing Undertaking"), whereby Buyer will assume and agree to pay and discharge the Assumed Liabilities to be assumed at the Closing as provided in the Closing Undertaking; and

                (f) an undertaking substantially in the form set forth as Exhibit J attached hereto (the "Deferred Closing Undertaking") whereby Buyer will assume and agree to pay and discharge the Assumed Liabilities to be assumed at the Deferred Closing as provided in the Deferred Closing Undertaking.

           Section 1.3    Closing and Deferred Closing.

                (a) The Closing of the transactions contemplated by this Agreement (other than the transactions contemplated to occur at the Deferred Closing) shall take place one business day following the satisfaction or waiver of all of the conditions to Closing set forth in
 Article V-A and Article VI-A hereof at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, 919 Third Avenue, New York, New York, or on such other date and at such other time or place as the Parties may agree. The date of the Closing is sometimes referred to herein as the "Closing Date."

                (b) The closing of the sale and transfer of the Interglas Assets (the "Deferred Closing") shall take place one business day following the satisfaction or waiver of all of the conditions to the Deferred Closing set forth in Article V-B and Article VI-B, at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, 919 Third Avenue, New York, New York, or on such other date and such other time or place as the parties may agree (the "Deferred Closing Date").

           Section 1.4 Deliveries by CS Inc. at the Closing. At the Closing, CSH and CS Inc. and it subsidiaries, as the case may be, will deliver or cause to be delivered to Buyer (unless delivered previously) the following:

                (a)  a duly executed Closing Bill of Sale and Assignment;

                (b) the books and records of CSH and CS Inc. and its subsidiaries, other than those books and records that relate exclusively to the Excluded Assets (except as provided below) or Excluded Liabilities;

                (c) the books and records of CSH, CS Inc. and its subsidiaries relating to the Leased Property;

                (d)  the consents and waivers attached or described on
 Schedule 1.4(d) (collectively, the "Required Consents");

                (e) a Certificate of Non-Foreign Status in a form reasonably acceptable to Buyer (the "FIRPTA Certificate"), provided, however, that if CS Inc. fails to provide the FIRPTA Certificate, the transaction shall nonetheless close and Buyer shall withhold from the Purchase Price and pay over to the appropriate taxing authorities the amount required to be withheld under Section 1445 of the Code as determined by Buyer;

                (f)  the Deeds;

                (g)  the Lease;

                (h) certain affidavits and certificates required in connection with the recordation of the deeds;

                (i) all stock certificates representing the ASCO Shares together with a duly executed stock power in blank and an assignment in the form of Exhibit E relating to the ASCO Shares, the ASCO Joint Venture Agreement, the ASCO Distributor Agreement, the ASCO License Agreement and any related agreements;

                (j) a duly executed assignment in the form of Exhibit F relating to the Tech-Fab Partnership Agreement, the Tech-Fab Joint Venture Agreement, the Tech-Fab Distributorship Agreement and any related agreements; and

                (k) a duly executed certificate of an authorized officer of CS Inc. certifying that (i) the representations and warranties of Stamford, CSH and CS Inc. contained in the Agreement are true and correct as of the Closing Date, except for representations and warranties that speak as of a specific date or time other than the Closing Date and (ii) Stamford, CSH and CS Inc. have performed and complied in all material respects with all of their respective agreements, obligations and covenants contained herein.

           Section 1.5 Deliveries by CS Inc. at the Deferred Closing. At the Deferred Closing, CSH or CS Inc. or its subsidiaries will deliver or cause to be delivered to Buyer (unless previously delivered) the following:

                (a) a duly executed Deferred Closing Bill of Sale and Assignment;

                (b) all stock certificates representing the Interglas Shares together with a duly executed stock power in blank and an assignment in the form of Exhibit G relating to the Interglas Shares, the Control Option, the Residual Option, the Interglas Heads of Agreement, the Interglas Shareholders Agreement and any related agreements;

                (c)  the consents and waivers attached or described on
 Schedule 1.5(c) (the "Deferred Closing Consents");

                (d) a FIRPTA Certificate, provided, however, that if CS Inc. fails to provide the FIRPTA Certificate, the transaction shall nonetheless close and Buyer shall withhold from the Deferred Purchase Price and pay over to the appropriate taxing authorities the amount required to be withheld under Section 1445 of the Code as determined by Buyer; and

                (e) a duly executed certificate of an authorized officer of CS Inc. certifying that (i) the representations and warranties of Stamford, CSH and CS Inc. contained in the Agreement are true and correct as of the Deferred Closing Date and (ii) CS Inc. and CS International have performed and complied in all material respects with all of their respective agreements, obligations and covenants contained herein.

           Section 1.6 Deliveries by Buyer at the Closing. At the Closing, Buyer will deliver or cause to be delivered to CS Inc. (unless previously delivered) the following:

                (a) the portion of the Purchase Price to be delivered at the Closing;

                (b)  the duly executed Closing Undertaking;

                (c) all other documents, instruments or writings required to be delivered by Buyer at or prior to the Closing pursuant to this Agreement or otherwise required in connection herewith; and

                (d) a duly executed certificate of an authorized officer of Buyer certifying that (i) the representations and warranties of Buyer contained in the Agreement are true and correct as of the Closing Date and
 (ii) Buyer has performed and complied in all material respects with all of its agreements, obligations and covenants contained herein.

           Section 1.7 Deliveries by Buyer at the Deferred Closing. At the Deferred Closing, Buyer will deliver or cause to be delivered to CS Inc. (unless previously delivered) the following:

                (a) the Deferred Purchase Price to be delivered at the Deferred Closing;

                (b)  the duly executed Deferred Closing Undertaking;

                (c) all other documents, instruments or writings required to be delivered by Buyer at or prior to the Deferred Closing pursuant to this Agreement or otherwise required in connection herewith; and

                (d) a duly executed certificate of an authorized officer of Buyer certifying that (i) the representations and warranties of Buyer contained in the Agreement are true and correct as of the Deferred Closing Date and (ii) Buyer has performed and complied in all material respects with all of its agreements, obligations and covenants contained herein.

                                ARTICLE II-A

      REPRESENTATIONS AND WARRANTIES OF STAMFORD

           Stamford represents and warrants to Buyer as follows:

           Section 2A.1 Organization. Stamford is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation. True and complete copies of the certificate of incorporation and by-laws of Stamford, as they are currently in effect and as they will be in effect at Closing, have been made available to Buyer.

           Section 2A.2 Authority. Stamford has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized and approved by Stamford. No other proceedings on the part of Stamford are necessary to authorize this Agreement or the consummation of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Stamford, and, assuming this Agreement constitutes a legal, valid and binding agreement of Buyer, constitutes a legal, valid and binding agreement of Stamford, enforceable against Stamford in accordance with its terms, except that enforcement thereof may be subject to (i) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally and (ii) general principles of equity and the discretion of the court before which any proceeding therefor may be brought.

           Section 2A.3   No Violations; Consents and Approvals.

           (a) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby to be performed by Stamford nor compliance by Stamford with any of the provisions hereof will
 (i) violate any provision of Stamford's certificate of incorporation or by-laws, (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default, or give rise to any right of termination, cancellation or acceleration or any right that becomes effective upon the occurrence of a merger, consolidation, sale of assets or change in control, under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, other instrument of indebtedness for money borrowed, license, franchise, permit or agreement to which Stamford is a party, or by which Stamford or any of its properties is bound immediately prior to the Effective Date, or (iii) violate any statute, rule, regulation, order or decree of any public body or authority by which Stamford or any of its properties is bound immediately prior to the Effective Date, excluding from the foregoing clauses (ii) and (iii) violations, breaches, defaults or rights that, either individually or in the aggregate, would not have a material adverse effect either on the assets, business, operations or financial condition of Stamford, nor materially impair the ability of Stamford to consummate the transactions contemplated by this Agreement or for which it has received, or prior to the Closing shall have received, appropriate consents or waivers.

                (b) No filing or registration with, notification to, or authorization, consent or approval of, any governmental entity is required by Stamford in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except (i) in connection with the applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act") and as required pursuant to applicable antitrust and competition law statutes and regulations of applicable foreign jurisdictions, (ii) for filing a notice pursuant to the Exon-Florio Amendment and (iii) such other consents, orders, authorizations, registrations, declarations and filings the failure of which to obtain would not have a material adverse effect either on the assets, business, operations or financial condition of Stamford, nor materially impair the ability of Stamford to consummate the transactions contemplated by this Agreement.

                                ARTICLE II-B

                   REPRESENTATIONS AND WARRANTIES OF CSH

           CSH (as of the Effective Date) represents and warrants to Buyer as follows:

           Section 2B.1 Organization. CSH is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation. True and complete copies of the certificate of incorporation and by-laws of CSH, as they are currently in effect and as they will be in effect at Closing, have been made available to Buyer.

           Section 2B.2 Authority. CSH has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized and approved by CSH. No other proceedings on the part of CSH are necessary to authorize this Agreement or the consummation of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by CSH, and, assuming this Agreement constitutes a legal, valid and binding agreement of Buyer, constitutes a legal, valid and binding agreement of CSH, enforceable against CSH in accordance with its terms, except that enforcement thereof may be subject to (i) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally and (ii) general principles of equity and the discretion of the court before which any proceeding therefor may be brought.

           Section 2B.3   No Violations; Consents and Approvals.

                (a) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby to be performed by CSH nor compliance by CSH with any of the provisions hereof will violate any provision of CSH's certificate of incorporation or by-laws.

                (b) No filing or registration with, notification to, or authorization, consent or approval of, any governmental entity is required by CSH in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except (i) in connection with the applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act") and as required pursuant to applicable antitrust and competition law statutes and regulations of applicable foreign jurisdictions, (ii) for filing a notice pursuant to the Exon-Florio Amendment and (iii) such other consents, orders, authorizations, registrations, declarations and filings the failure of which to obtain would not have a Material Adverse Effect.

                                ARTICLE II-C

      REPRESENTATIONS AND WARRANTIES OF CS INC.

           CS Inc. (as of the Effective Date) represents and warrants to Buyer as follows:

           Section 2C.1 Organization. CS Inc. is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and CS Inc. has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. True and complete copies of the certificate of incorporation and by-laws of CS Inc., as they are currently in effect and as they will be in effect at Closing, have been made available to Buyer.

           Section 2C.2 Authority. CS Inc. has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized and approved by CS Inc.. No other proceedings on the part of CS Inc. are necessary to authorize this Agreement or the consummation of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by CS Inc., and, assuming this Agreement constitutes a legal, valid and binding agreement of Buyer, constitutes a legal, valid and binding agreement of CS Inc. enforceable against CS Inc. in accordance with its terms, except that enforcement thereof may be subject to (i) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally and (ii) general principles of equity and the discretion of the court before which any proceeding therefor may be brought.

           Section 2C.3  No Violations; Consents and Approvals.

           (a) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby to be performed by CS Inc. nor compliance by CS Inc. with any of the provisions hereof will violate any provision of CS Inc.'s certificate of incorporation or by-laws.

                (b) No filing or registration with, notification to, or authorization, consent or approval of, any governmental entity is required by CS Inc. in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except (i) in connection with the applicable requirements of the HSR Act and as required pursuant to applicable antitrust and competition law statutes and regulations of applicable foreign jurisdictions, (ii) for filing a notice pursuant to the Exon-Florio Amendment and (iii) such other consents, orders, authorizations, registrations, declarations and filings the failure of which to obtain would not have a Material Adverse Effect.

                                 ARTICLE III

                   REPRESENTATIONS AND WARRANTIES OF BUYER

           Buyer represents and warrants to Stamford, CSH and CS Inc. as follows:

           Section 3.1 Organization. Buyer is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted.

           Section 3.2 Authority. Buyer has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized and approved by Buyer, and no other proceedings on the part of Buyer are necessary to authorize this Agreement or the consummation of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Buyer and, assuming this Agreement constitutes a legal, valid and binding agreement of the other parties hereto, constitutes a legal, valid, and binding agreement of Buyer, enforceable against Buyer in accordance with its terms, except that enforcement thereof may be subject to (i) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws nor or hereafter in effect relating to creditors' rights generally and (ii) general principles of equity and the discretion of the court before which any proceeding therefor may be brought.

           Section 3.3    No Violations; Consents and Approvals.

                (a) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby nor compliance by Buyer with any of the provisions hereof will (i) violate any provision of the certificate of incorporation or by-laws of Buyer, (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default, or give rise to any right of termination, cancellation or acceleration or any right that becomes effective upon the occurrence of a merger, consolidation, sale of assets or change in control, under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, other instrument of indebtedness for money borrowed, license, franchise, permit or agreement to which Buyer is a party, or by which any of their respective properties is bound, or (iii) violate any statute, rule, regulation, order or decree of any public body or authority by which Buyer or any of its properties is bound, excluding from the foregoing clauses (ii) and (iii), violations, breaches, defaults or rights that, either individually or in the aggregate, would not materially impair Buyer's ability to consummate the transactions contemplated hereby or for which Buyer has received or, prior to the Closing, shall have received appropriate consents or waivers.

                (b) No filing or registration with, notification to, or authorization, consent or approval of, any governmental entity is required by Buyer in connection with the execution and delivery of this Agreement, or the consummation by Buyer of the transactions contemplated hereby, except (i) in connection with the applicable requirements of the HSR Act and as required pursuant to applicable antitrust and competition law statutes and regulations of applicable foreign jurisdictions, (ii) for filing a notice pursuant to the Exon-Florio Amendment and (iii) such other consents, orders, authorizations, registrations, declarations and filings not obtained prior to the Closing the failure of which to be obtained or made would not, individually or in the aggregate, materially impair the ability of Buyer to perform its obligations hereunder or prevent the consummation of any of the transactions contemplated hereby.

                                 ARTICLE IV

                                  COVENANTS

           Section 4.1    Conduct of Business.  (a)   During the period from
 the date hereof to the earlier to occur of the Effective Date and any termination pursuant to Article VII hereof, Stamford shall not amend or supplement the Merger Agreement in any manner that could materially and adversely affect Buyer. During the period from the Effective Date to the later to occur of the Closing, or, with respect to the Interglas Assets, the Deferred Closing, or any termination pursuant to the Article VII hereof, Stamford, CSH and CS Inc. shall instruct current management of CS Inc. to (but shall not be liable for such management's acts or omissions)
 (i) operate the Acquired Assets, Leased Properties and the related business of CS Inc. only in the ordinary course of business consistent with past practice, (ii) use their reasonable efforts to preserve intact the Acquired Assets and Leased Properties (except for wear and tear in the ordinary course of business) and keep available the services of the Affected Employees (as defined in Section 4.7(a) herein), (iii) preserve and maintain the Acquired Assets and Leased Properties and use their commercially reasonable efforts to preserve and maintain satisfactory relationships with suppliers, distributors and customers, and (iv) take all commercially reasonable steps to protect the Acquired Intellectual Property rights and prevent any of it from falling into the public domain.

                (b) Without limiting the generality of the foregoing, during the period from the Effective Date to the earlier to occur of the Closing or any termination pursuant to Article VII hereof, except as Buyer may otherwise expressly consent to in writing, neither Stamford, CSH nor CS Inc. nor any of its subsidiaries will vote in favor of, nor in any way approve any of the following actions with respect to CSH or CS Inc. or any of its subsidiaries: (i) declare, set aside or pay any dividend or other deemed distribution (whether in cash, stock or property or any combination thereof) in respect of any of its capital stock, provided that CSH and CS Inc. may declare, set aside and pay dividends or other distributions in cash in an aggregate amount not to exceed the interest payable in accordance with the BA Acquisition Debt for the period from the Effective Date to the earlier to occur of the Closing Date or the termination of this Agreement pursuant to Article VII hereof; (ii) enter into any agreement with Stamford or its Affiliates; (iii) merge (other than a Permitted Merger), consolidate, restructure or reorganize, or acquire by any means any business or entity; (iv) incur or assume any indebtedness for borrowed money or any guarantees of indebtedness of others or create any Lien upon any of the Acquired Assets provided that CS Inc. may enter into a revolving credit agreement that provides financing for the operation of the business of CS Inc. on terms reasonably acceptable to Buyer; or (v) authorize any Joint Venture to take any of the foregoing actions.

                (c) During the period from the Closing Date to the earlier to occur of the Deferred Closing Date or any termination pursuant to
 Article VII hereof, except as Buyer may otherwise consent to in writing, neither CSH nor CS Inc. will take any of the actions specified in clauses
 (iv) or (v) of Section 4.1(b) hereof.

           Section 4.2    Access to Information.

                (a) From the date of this Agreement until the Effective Date, Stamford shall authorize and provide Buyer and Buyer's authorized representatives (including counsel, financial advisers, environmental and other consultants, accountants and auditors) full access to the information and conferences regarding CSH, CS Inc. and their subsidiaries provided to Stamford pursuant to Sections 11.3, 11.11 and 11.12 of the Merger Agreement and agrees to exercise its rights pursuant to Sections 11.3, 11.11 and
 11.12 to obtain promptly such information, and to request conferences, as Buyer may reasonably request (or to designate Buyer and Buyer's representatives as its authorized representatives to obtain such information or attend such conferences), subject to the limitations set forth therein.

                (b) During the period from the Effective Date to the later to occur of the Closing, or, with respect to the Interglas Assets, the Deferred Closing or any termination pursuant to the Article VII hereof, each of CSH and CS Inc. shall provide Buyer with information and access and conferences and notices in the same manner as provided in Sections 11.3,
 11.11 and 11.12 of the Merger Agreement.

           Section 4.3    Commercially Reasonable Efforts; Other Actions.

                (a) Subject to the terms and conditions herein provided and applicable law, Buyer, on the one hand, and Stamford, and after the Effective Date, CSH and CS Inc., on the other, shall use their commercially reasonable efforts promptly to take, or cause to be taken, all other actions and do, or cause to be done, all other things necessary, proper, appropriate or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including, without limitation, (i) the filing of Notification and Report Forms under the HSR Act with the Federal Trade Commission (the "FTC") and the Antitrust Division of the Department of Justice (the "Antitrust Division") and using their commercially reasonable efforts to respond as promptly as practicable to all inquiries received from the FTC or the Antitrust Division for additional information or documentation; (ii) the filing of any notices or applications under any applicable antitrust and competition law statutes and regulations of foreign jurisdictions and using their commercially reasonable efforts to respond as promptly as practicable to all inquiries received from the governmental authorities for additional information or documentation; (iii) filing a notice pursuant to the Exon-Florio Amendment and using their commercially reasonable efforts to respond as promptly as practicable to all inquiries received from CFIUS for additional information or documentation; and (iv) the obtaining of all necessary consents, approvals or waivers under applicable law or its material contracts, including without limitation those agreements set forth on Schedule 1.4(d); provided, however, the agreement of the Parties contained herein shall not require Buyer to take any action that would (i) require divestiture by Buyer of any of its existing business operations or of a not insubstantial portion of the Acquired Assets, or (ii) impose a commercially unreasonable burden on, or restriction upon, Buyer's existing business operations or the Acquired Assets.

                (b) The parties hereto will consult and cooperate with one another, and consider in good faith the views of one another in connection with any analysis, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto in connection with a proceeding under or relating to the HSR Act or any other filing with any governmental authority relating to any antitrust or competition statutes or regulations or the Exon-Florio amendment. The parties agree that the other party's legal counsel may, if such other party so wishes, participate in any meeting with any governmental authority with jurisdiction over the enforcement of any such statute or regulation regarding this Agreement or transactions contemplated hereby to the extent permitted by such governmental authority and to advise each other in advance of any such meeting.

                (c) The parties each shall, upon request by any other, as soon as practicable, furnish the other with all information concerning itself, its subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with any statement, filing, notice or application made by or on behalf of the requesting party and their respective subsidiaries or Joint Ventures, to any third party and/or any governmental authority in connection with the transactions contemplated by this Agreement.

                (d) The parties each shall keep the others apprised of the status of matters relating to completion of the transactions contemplated hereby, including promptly furnishing the other with copies of notices or other communications received by a party, as the case may be, or any of their subsidiaries or Joint Ventures, from any third party and/or any governmental authority with respect to the transactions contemplated by this Agreement.

           Section 4.4 Public Announcements. Except as may be required by applicable law, rule, regulation or legal process, so long as this Agreement is in effect, none of Stamford, CS Inc., Buyer or any of their respective subsidiaries or Affiliates shall issue or cause the publication of any press release or other public announcement with respect to the transactions contemplated by this Agreement without the consent of the other parties hereto, which consent shall not be unreasonably withheld or withdrawn, provided, however, nothing in this Section 4.4 shall limit or restrict Buyer from communicating with customers, suppliers, advisors or analysts with respect to the transactions contemplated by this Agreement or require the consent from any other Party hereto.

           Section 4.5 Notification of Certain Matters. Stamford shall provide to Buyer within one business day of receipt thereof a copy of any notification or other information received by Stamford pursuant to Sections 11.11, 11.12 or 15.9 of the Merger Agreement. Stamford shall provide to Buyer such notification or other information in the manner described in
 Section 9.3 hereof.

           Section 4.6 Expenses. Except as provided herein, Buyer, on the one hand, and Stamford and CS Inc., on the other hand, shall bear their respective expenses arising from or relating to the Merger Agreement, this Agreement and the transactions contemplated thereby, and all fees and expenses of their respective investment bankers, finders, brokers, agents, representatives, counsel and accountants.

           Section 4.7 Affected Employees. Buyer shall offer to employ (effective as of the Closing) the employees of CS Inc. and their subsidiaries who are actively employed in the United States (together, the "Affected Employees"). Consistent with the foregoing, the Parties shall mutually agree between the date of this Agreement and the Closing Date on appropriate mechanisms for the orderly transition from CS Inc. to Buyer of Affected Employees who accept employment with Buyer.

           Section 4.8 Insurance. Subsequent to the Closing Date, neither CSH (or any successor) nor CS Inc. shall surrender their respective rights under any policies of insurance which were in effect at the time immediately prior to the Closing Date in respect of risks and losses arising out of events or occurrences occurring prior to the Closing Date in the course or as a result of the conduct of the business operated, with respect to the Acquired Assets or Assumed Liabilities ("Prior Occurrences"); provided, however, that nothing herein shall be deemed to require CSH (or any successor) or CS Inc. to maintain any insurance with respect to events or occurrences occurring after the Closing Date. CSH (or any successor) and CS Inc. shall cause Buyer to be designated as loss payee under such policies with respect to the Prior Occurrences, and shall assign to Buyer, or designate Buyer as their agent with respect to, all claims and other rights to enforce or assure insurance coverage under such policies with respect to Prior Occurrences; provided further, that in the event CSH (or any successor) or CS Inc. is unable to designate Buyer as loss payee under such policies, CSH (or any successor) and CS Inc. shall cooperate with Buyer and use their commercially reasonable efforts to provide Buyer the equivalent benefits of such policies.

           Section 4.9 Sums Received in Respect of Acquired Assets and Excluded Assets. CS Inc. and its subsidiaries shall pay or cause to be paid over to Buyer, promptly after the receipt thereof after the Closing Date, all sums received in respect or on account of the Acquired Assets other than the Purchase Price and any other amounts paid to Stamford by Buyer pursuant to this Agreement. Buyer shall pay or cause to be paid over to CS Inc., promptly after the receipt thereof after the Closing Date, all sums received in respect or on account of the Excluded Assets other than the Leased Property (except as otherwise provided in the Lease) and other than amounts paid to Buyer by CS Inc., CSH or Stamford pursuant to this Agreement.

           Section 4.10 Name. From and after the Closing Date and consistent with the terms hereof, Buyer shall possess, to the exclusion of Stamford, CSH and CS Inc. and their respective subsidiaries and Affiliates, all rights to the use of the Acquired Intellectual Property (except as set forth in Section 4.13 hereof), including the name "Clark-Schwebel Inc.", and CS Inc. and its subsidiaries shall each, as promptly as commercially practicable following the Closing Date, change its name to a name which does not contain either Clark-Schwebel or any word confusingly similar with such word.

           Section 4.11 Books and Records. Each of the Parties agree that all books and records of CSH and CS Inc., wherever located, which a Party acquires hereunder (including, but not limited to, correspondence, memoranda, books of account, personnel and payroll records and the like) (the "Business Records") shall be preserved by such Party for a period of at least seven (7) years following the Closing Date. Following such seven
 (7) year period, neither Stamford, CSH and CS Inc. (or any successor thereof), on the one hand, nor Buyer, on the other hand, will dispose of any such books and records without first offering such books and records to the other Party. After the Closing Date, where there is some legitimate business purpose, the Party in possession of any Business Records shall provide the other Party and its authorized representatives with access, upon prior reasonable notice specifying the need therefor, during regular business hours, to the Business Records, and the other Party or its representatives shall have the right to examine and make copies of such Business Records; provided that the foregoing right shall not be exercisable in such a manner as to unreasonably interfere with the normal operations of such Party.

           Section 4.12 Allocation of the Purchase Price. As soon as practicable after the date hereof, but in no event less than 10 days prior to the Closing Date, Buyer and Stamford shall mutually agree on an allocation (the "Allocation Statement") of the Purchase Price payable by Buyer pursuant to Section 1.2 hereof plus the amount of any Assumed Liabilities (collectively, the "Allocable Amount") for federal income tax purposes in accordance with their fair market values and with the requirements of Section 1060 of the Code. Each of Buyer and CS Inc. shall
 (i) report for all Tax purposes the purchase of the Acquired Assets in a manner consistent with the Allocation Statement and in a manner consistent with all applicable rules and regulations; (ii) timely file a Form 8594 in accordance with the requirements of Section 1060 of the Code and this
 Section 4.12; (iii) not assert, in connection with any Return, Tax audit or similar proceedings, any allocation of the Allocable Amount that differs from that agreed to herein; and (iv) notify the other in the event any taxing authority is taking or proposing to take a position inconsistent with such allocation.

           Section 4.13 Assignment of Contracts; Nonassignability. From and after the Closing Date, CS Inc. shall use commercially reasonable efforts to obtain all necessary consents, approvals or waivers required for the transfer to Buyer of the agreements, contracts and commitments, and any other property interest or right that is included in the Acquired Assets. Notwithstanding the foregoing, to the extent that any contract, agreement or commitment, or any other property interest or right included in the Acquired Assets, is not capable of being assigned or transferred without the consent or waiver of the other party thereto, or any third person (including a government or governmental unit), or if such assignment or transfer or attempted assignment or transfer would constitute a breach thereof or a violation of any law, decree, order, regulation or other governmental edict or is otherwise not practicable, this Agreement shall not constitute an assignment, transfer or sublease thereof, or an attempted assignment, transfer or sublease thereof prior to the time that the appropriate consent or waiver is obtained. To the extent that any contract, agreement or commitment or any other property interest or right included in the Acquired Assets is not assigned hereby (the "Non-Assigned Contracts"), then CS Inc. shall, and Stamford shall cause CS Inc. to, use commercially reasonable efforts to provide to Buyer the economic benefit of the Non-Assigned Contracts. The parties acknowledge that to the extent the rights under an agreement are validly assigned or to the extent that Buyer receives the economic benefit of any such agreement, the Buyer will assume the obligations under such agreement, provided that, Buyer will use commercially reasonable efforts, including where appropriate partial performance, to assist Stamford and CS Inc. to provide to Buyer the economic benefit of any agreement. Furthermore, the Parties hereto acknowledge and agree that to the extent the transactions contemplated by this Agreement have closed and there exists any Non-Assigned Contracts, Buyer does not waive any rights to receive any assignment of or to receive the economic benefit from the Non-Assigned Contracts.

           Section 4.14   Assignment of Certain Indemnification Rights.
 From and after the Closing Date, CS Inc. shall use commercially reasonable efforts to obtain the consents and approvals necessary to assign all rights of CSH (and any successor) and CS Inc. to indemnification from any party under the agreements included as part of the Acquired Assets, the Lease or any Assumed Liabilities and to the extent that, by operation of law or
 otherwise, Buyer is held liable for any Excluded Liabilities.    Stamford,
 CSH, CS Inc. and Buyer shall each cooperate and use commercially reasonable efforts to provide for the allocation of all indemnification rights available under the agreements included as part of the Acquired Assets, the Lease or any Assumed Liabilities such that the Party who has assumed any liability for which any such agreement provides indemnification may exercise rights directly to obtain such indemnification. To the extent that a Party may not directly seek indemnification under any such agreement with respect to any covered liability, then the Party who may seek such indemnification directly shall use commercially reasonable efforts to obtain such indemnification from the third party and to provide to the Party subject to such liability the economic benefit of such indemnification received from such third party.

           Section 4.15 Continuation of Certain Plans. Upon written request from the Buyer delivered to CS Inc. within the first ninety (90) days immediately following the Closing Date, CS Inc. shall take, or shall cause the sponsoring employer to take, all necessary or appropriate actions reasonably requested by the Buyer with respect to the Clark-Schwebel Retirement Partnership Plan effective as of October 1, 1996 (as amended on March 9, 1998, the "CS Inc. Plans") to cause and facilitate the transfers of any assets related to Affected Employees who accept employment with Buyer from the respective trustees of the CS Inc. Plans to the trustee(s) of one or more retirement plans qualified under Code Sections 401(a) and 401(k) which are designated or established by Buyer (the "Buyer's 401(k) Plans"). Upon the transfer, each Buyer's 401(k) Plan shall indemnify and hold harmless the corresponding CS Inc. Plan from and against all liabilities attributable to the account balances transferred to such Buyer's 401(k) Plan.

           Section 4.16 Exon-Florio. During the period from the execution of the Merger Agreement through the Closing Date, CS Inc. shall not, and Stamford shall not permit CS Inc. to, engage in any activity that would result in CS Inc. or CSH being required to file an amendment to its initial filing with respect to compliance with the terms of the Exon-Florio Amendment in connection with the transactions contemplated hereby.

           Section 4.17 Tax Cooperation. The Parties and their respective affiliates shall cooperate in the preparation of all Returns relating in whole or in part to taxable periods ending on or before or including the Closing Date that are required to be filed after such date. Such cooperation shall include, but not be limited to, furnishing prior years' Returns or return preparation packages illustrating previous reporting practices or containing historical information relevant to the preparation of such Returns, providing reasonable access to employees with knowledge of such Returns during regular business hours and furnishing such other information within such party's possession requested by the party filing such Returns as is relevant to their preparation. Additionally, a Party filing any such Returns (the "Filing Party") shall mail a draft copy of such Returns to the other party (the "Non-Filing Party"), not less than 30 days prior to the expected filing date and shall provide the Non-Filing Party and its representatives, advisors and agents with such materials and such access to the books and records of the Filing Party related to such Return so that the Non-Filing Party may review and comment on such Return prior to the filing thereof. The Filing Party and the Non-Filing Party shall mutually agree on the final preparation content and filing of any Return referred to in this Section 4.17.

           Section 4.18 No Solicitation. From and after the date hereof until the earlier to occur of the Closing Date and any termination of this Agreement as provided in Article VII hereof, Stamford, and after the Effective Date, CSH and CS Inc. shall not, and shall not permit any of their subsidiaries, affiliates, Joint Ventures, officers, directors, employees, representatives or agents, to, directly or indirectly, encourage, solicit, participate in, initiate or continue discussions or negotiations with, or provide any information to, any person (other than the Buyer and its affiliates and representatives) concerning any merger (other than the Permitted Mergers), sale of assets, sale of shares of capital stock or similar transactions involving CSH, CS Inc. or any subsidiary or division or any Joint Venture and any existing discussions or negotiations with third persons relating thereto shall be terminated immediately.

           Section 4.19 Lease. The Parties shall complete and enter into a Lease Agreement, substantially on the terms and conditions set forth on Exhibit H hereto (the "Lease") with respect to the properties, structures, machinery and equipment described on Exhibit I hereto (collectively, the "Leased Properties"). Notwithstanding anything in this Agreement to the contrary, the obligation of Buyer to perform its obligations under this Agreement shall be subject to the execution and delivery, on or before the Closing Date, of the completed Lease by such Delaware business trust or similar bankruptcy remote entity (as landlord, "Landlord") formed by CS Inc., which will be the sole beneficiary or owner of Landlord and Landlord shall have acquired from CS Inc. all estate, right, title and interest in, to or under the Leased Properties.

                                ARTICLE V-A

      CONDITIONS TO THE OBLIGATIONS OF BUYER AT CLOSING

           The obligation of Buyer to perform its obligations under this Agreement shall be subject to the fulfillment, on or before the Closing Date of each of the following conditions, any one or more of which may be waived by Buyer:

           Section 5A.1 Consents and Approvals. All necessary consents and approvals of any United States or any other governmental authority that are required for the consummation of the transactions contemplated by this Agreement (other than the transactions contemplated by the Deferred Closing), shall have been obtained and any waiting period applicable to the consummation of the transactions contemplated by this Agreement (other than the transactions contemplated by the Deferred Closing) under the HSR Act and under any applicable antitrust and competition law statutes and regulations of foreign jurisdictions, or other applicable law, including the Exon-Florio Amendment, shall have expired or been terminated.

           Section 5A.2 Certain Proceedings. No writ, order, decree or injunction of a court of competent jurisdiction, governmental entity or regulatory body shall be in effect against any of the Parties or their respective subsidiaries and no proceedings therefor shall have been threatened or commenced by any governmental entity or regulatory body, in each case, which prohibits or restricts the consummation of the transactions contemplated by this Agreement (other than the transactions contemplated by the Deferred Closing).

           Section 5A.3 Financing. Buyer shall have received the funds necessary to consummate the transactions contemplated by this Agreement pursuant to the Commitment Letter.

           Section 5A.4 Merger Agreement. Each of the conditions contained in Article X and Article XI of the Merger Agreement shall have been satisfied and complied with, shall not have been waived without Buyer's prior written consent, the transactions contemplated by the Merger Agreement shall have been consummated and CSH and CS Inc. shall have executed and delivered this Agreement.

           Section 5A.5 Repayment of Indebtedness to Third Parties; Termination of Security Interests. All indebtedness of Stamford, CSH and CS Inc. under the BA Acquisition Debt will be simultaneously repaid in full and terminated and the lender thereunder shall terminate and release all security interests and liens of any kind on Acquired Assets securing such indebtedness.

                                ARTICLE V-B

                  CONDITIONS TO THE OBLIGATIONS OF BUYER
                            AT DEFERRED CLOSING

           The obligation of Buyer to perform its obligations at the Deferred Closing under this Agreement shall be subject to the fulfillment, on or before the Deferred Closing Date of each of the following conditions, any one or more of which may be waived by Buyer:

           Section 5B.1 Consents and Approvals. All necessary consents and approvals of any United States or any other governmental authority that are required (a) for the consummation of the sale and transfer of the Interglas Assets, and (b) to enable Buyer to exercise the Control Option and the Residual Option under the Interglas Agreement, shall have been obtained and any waiting period applicable to the consummation of the transactions contemplated to be consummated at the Deferred Closing under the HSR Act and under any applicable antitrust and competition law statutes and regulations of foreign jurisdictions, or other applicable law, including the Exon-Florio Amendment, shall have expired or been terminated.

           Section 5B.2 Certain Proceedings. No writ, order, decree or injunction of a court of competent jurisdiction, governmental entity or regulatory body shall be in effect against any of the Parties or their respective subsidiaries and no proceedings therefor shall have been threatened or commenced by any governmental entity or regulatory body, in each case, which prohibits or restricts either (i) the sale and transfer of the Interglas Assets or (ii) the exercise by Buyer of the Control Option or the Residual Option.

                                ARTICLE VI-A

                   CLOSING CONDITIONS TO THE OBLIGATIONS
                        OF STAMFORD, CSH AND CS INC.

           The obligations of Stamford, CSH and CS Inc. to perform their respective obligations under this Agreement shall be subject to the fulfillment on or before the Closing Date of each of the following conditions, any one or more of which may be waived by Stamford and, after the Effective Date, by CS Inc.:

           Section 6A.1 Consents and Approvals. All necessary consents and approvals of any United States or any other governmental authority that are both required for the consummation of the transactions contemplated by this Agreement shall have been obtained and any waiting period applicable to the consummation of the transactions contemplated hereby under the HSR Act and under any applicable antitrust and competition law statutes and regulations of foreign jurisdictions, or other applicable law, including the Exon-Florio Amendment, shall have expired or been terminated.

           Section 6A.2 Certain Proceedings. No writ, order, decree or injunction of a court of competent jurisdiction, governmental entity or regulatory body shall be in effect against any of the Parties or their respective subsidiaries, and no proceedings therefor shall have been threatened or commenced by any governmental entity, which prohibits or restricts the consummation of the transactions contemplated by this Agreement.

           Section 6A.3 Merger Agreement. The transactions contemplated by the Merger Agreement shall have been consummated.

                                ARTICLE VI-B

                 CONDITIONS TO THE OBLIGATIONS OF CS INC.
                AND CS INTERNATIONAL AT THE DEFERRED CLOSING

           The obligations of CS Inc. and CS International to perform their respective obligations at the Deferred Closing under this Agreement shall be subject to the fulfillment on or before the Deferred Closing Date of each of the following conditions, any one or more of which may be waived by Stamford and, after the Effective Date, by CS Inc.:

           Section 6B.1 Consents and Approvals. All necessary consents and approvals of any United States or any other governmental authority that are both required for the consummation of the sale and transfer of the Interglas Assets shall have been obtained and any waiting period applicable to the consummation of the transactions contemplated to be consummated at the Deferred Closing Date under the HSR Act and under any applicable antitrust and competition law statutes and regulations of foreign jurisdictions, or other applicable law, including the Exon-Florio Amendment, shall have expired or been terminated.

           Section 6B.2 Certain Proceedings. No writ, order, decree or injunction of a court of competent jurisdiction, governmental entity or regulatory body shall be in effect against any of the Parties or their respective subsidiaries, and no proceedings therefor shall have been threatened or commenced by any governmental entity, which prohibits or restricts the consummation of the sale and transfer of the Interglas Assets.

                                 ARTICLE VII

                         TERMINATION AND ABANDONMENT

           Section 7.1 Termination Before Closing. This Agreement may be terminated at any time prior to the Closing:

                (a) by mutual written consent of Stamford or, after the Effective Date, CS Inc., and Buyer;

                (b) by Stamford, or, after the Effective Date, CS Inc., if, without fault of such terminating party, the transactions contemplated to be consummated at the Closing shall not have been consummated on or before October 12, 1998, which date may be extended by mutual written consent of Stamford or, after the Effective Date, CS Inc. and Buyer; or

                (c) by Buyer if, without fault of Buyer, the transactions contemplated to be consummated at the Closing shall not have been consummated on or before November 12, 1998, which date may be extended by mutual written consent of Stamford or, after the Effective Date, CS Inc. and Buyer; or

                (d) by either Stamford, or, after the Effective Date, CS Inc., on the one hand, or Buyer, on the other hand, if any court of competent jurisdiction in the United States or other governmental body in the United States shall have issued an order (other than a temporary restraining order), decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting any or all of the transactions contemplated to be consummated at the Closing, and such order, decree, ruling or other action shall have become final and non-appealable; provided that the party seeking to terminate this Agreement shall have complied with the provisions of Section 4.3.

                (e) by Stamford or, after the Effective Date, CS Inc., if, without the fault of Stamford, CSH or CS Inc. or its subsidiaries, the transactions contemplated to be consummated at the Closing shall not have been consummated on or before the forty-fifth (45th) day following the filing by Buyer of its application under the HSR Act with respect to the transactions contemplated to be consummated under this Agreement, which date may be extended by mutual written consent of Stamford or after the Effective Date, CS Inc., provided however that neither Stamford nor CS Inc. may so terminate if on or before such forty-fifth (45th) day, Buyer waives the financing condition to the Closing contained in Section 5A.3 hereof.

           Section 7.2 Termination Before Deferred Closing. This Agreement, as it relates to the transactions contemplated to be consummated at the Deferred Closing, may be terminated at any time prior to the Deferred Closing:

                (a) by mutual written consent of Stamford or, after the Effective Date, CS Inc., and Buyer;

                (b) by either Stamford or, after the Effective Date, CS Inc., on the one hand, or Buyer, on the other hand, if, without fault of such terminating party, the transactions contemplated to be consummated at the Deferred Closing shall not have been consummated on or before January 24, 1999, which date may be extended by mutual written consent of Stamford, or, after the Effective Date, CS Inc. and Buyer; or

                (c) by either Stamford or, after the Effective Date, CS Inc., on the one hand, or Buyer, on the other hand, if any court of competent jurisdiction or other governmental body shall have issued an order (other than a temporary restraining order), decree or ruling, or taken any other action restraining, enjoining or otherwise prohibiting any or all of the transactions contemplated to be consummated at the Deferred Closing (or prohibiting Buyer's right to exercise either the Control Option or the Residual Option) and such order, decree, ruling or other action shall have become non-appealable; provided that the party seeking to so terminate shall have complied with the provisions of Section 4.3

           Section 7.3 Termination by Buyer-Effective Date. This Agreement may be terminated by Buyer at any time prior to the Effective Date, if (a) Stamford has failed to comply in any material respect with any of the material covenants or agreements contained in this Agreement with respect to the transactions contemplated to be consummated at the Closing or the Deferred Closing which are to be complied with or performed by Stamford at or prior to such date of termination, (b) there exists a breach or breaches of any representation or warranty of Stamford contained in this Agreement such that the closing conditions set forth in either Article V-A or V-B would not be satisfied; provided, however, that if such breach or breaches are capable of being cured prior to the Closing or the Deferred Closing, as applicable, termination pursuant to this Section 7.3 shall be permitted only to the extent such breaches shall not have been cured within 30 days of delivery to either Stamford, or, after the Effective Date, CS Inc., as the case may be, of written notice of such breach or breaches, or
 (c) any event occurs which renders impossible compliance with one or more of the conditions set forth in Article V-A or V-B, and compliance with such condition or conditions are not waived by Buyer.

           Section 7.4 Termination by Stamford or CS Inc. Effective Date. This Agreement may be terminated by Stamford at any time prior to the Effective Date if (a) Buyer shall have failed to comply in any material respect with any of the material covenants or agreements contained in this Agreement with respect to the transactions contemplated to be consummated at the Closing or the Deferred Closing which are to be complied with or performed by it at or prior to such date of termination, (b) there exists a breach or breaches of any representation or warranty of Buyer contained in this Agreement such that the closing conditions set forth in Article VI-A or VI-B would not be satisfied; provided, however, that if such breach or breaches are capable of being cured prior to the Closing or the Deferred Closing, termination pursuant to this Section shall be permitted only to the extent such breaches shall not have been cured within 30 days of delivery to Buyer of written notice of such breach or breaches, or (c) any event occurs which renders impossible compliance with one or more of the conditions set forth in Article VI-A or VI-B hereof, and compliance with such condition or conditions are not waived by Stamford.

           Section 7.5 Procedure for Termination. In the event of any termination and abandonment of any transactions contemplated by this Agreement by either Stamford or, after the Effective Date, CS Inc., on the one hand, or Buyer, on the other hand, pursuant to this Article VII, written notice thereof shall forthwith be given to the other.

           Section 7.6 Effect of Termination and Abandonment. In the event of any proper termination of all or part of this Agreement and abandonment of any transactions contemplated by this Agreement pursuant to this Article VII, no Party hereto (or any of its directors or officers) shall have any liability or further obligation to any other Party to this Agreement to the extent of such termination, except that in such event nothing herein shall relieve any Party from liability for any breach of this Agreement.

                                ARTICLE VIII

                SURVIVAL OF REPRESENTATIONS; INDEMNIFICATION

           Section 8.1 Survival of Representations and Warranties, Covenants, etc. Except for the respective covenants and other agreements of the Parties made in this Article VIII and Article IX hereof, the respective representations, warranties, covenants and agreement of the Parties shall not survive the Closing or the Deferred Closing, as the case may be, or any termination of this Agreement under Article VII. This
 Section 8.1 shall not limit any covenant or agreement of the Parties which contemplates performance after the Closing or the Deferred Closing, including, without limitation, any such covenants and agreements set forth in Article IV hereof and in the Undertaking.

           Section 8.2 Agreements of CSH, CS Inc. and Stamford to Indemnify. Subject to the terms, conditions and limitations set forth in Sections 8.1 and 8.5, from and after the Closing, or the Deferred Closing, as applicable, Stamford, CSH and CS Inc. shall, jointly and severally, defend, indemnify and hold harmless Buyer, its Affiliates and if applicable, their respective directors, officers, employees, attorneys, representatives and agents, and each of the heirs, executors, successors and assigns of any of the foregoing (each a "Buyer Indemnitee") of Buyer from and against any costs or expenses (including, without limitation, reasonable attorneys' fees, investigation costs and remediation costs), judgments, fines, losses, actions, claims, damages and assessments of any nature (collectively, "Losses") imposed on, sustained, incurred or suffered by or asserted against any Buyer Indemnitee that arise out of or relate to
 (i) any breach of or failure to perform any covenant to be performed on or after the Closing Date or the Deferred Closing Date, as applicable, made by or on behalf of Stamford, CSH or CS Inc. under this Agreement, the Other Instruments or in any certificate, exhibit or other instrument contemplated by this Agreement and delivered by Stamford, CHS or CS Inc. in connection herewith and (ii) the Excluded Liabilities.

           Section 8.3 Buyer's Agreement to Indemnify. Subject to the terms, conditions and limitations set forth in Sections 8.1 and 8.5, from and after the Closing or the Deferred Closing, as applicable, Buyer shall defend, indemnify and hold harmless Stamford, CSH and CS Inc. and their respective Affiliates, and if applicable, their respective directors, officers, attorneys, representatives and agents and each of the heirs, executors, successors and assigns of any of the foregoing (each a "Seller Indemnitee") of Stamford, CSH and CS Inc. from and against any Losses imposed on, sustained, incurred or suffered by or asserted against any Seller Indemnitee that arise out of or are the result of (i) any breach of or failure to perform any covenant to be performed on or after the Closing Date or the Deferred Closing Date, as applicable, made by or on behalf of Buyer under this Agreement, the Other Instruments or in any certificate, exhibit or other instrument contemplated by this Agreement and delivered by Buyer in connection herewith and (ii) the Assumed Liabilities.

           Section 8.4 Indemnification Based on Net Damage. In calculating amounts payable from a party required to indemnify a party under this Agreement (the "Indemnifying Party") to a party entitled to indemnification under this Agreement (an "Indemnified Party"), the amount of the indemnified Losses shall be computed net of payments received by the Indemnified Party under any insurance policy or contract with respect to such Losses.

           Section 8.5 Third Party Claims. In the event that a claim for indemnification ("Claim") involves a claim by a Third Party against the Indemnified Party, the Indemnifying Party shall notify the Indemnified Party in writing within ten business days after receipt of written notice from the Indemnified Party if it agrees to undertake the defense thereof. The written notice provided to the Indemnifying Party from the Indemnified Party shall be delivered promptly following the Indemnified Party's obtaining knowledge of the Claim and shall state the basis of the Claim with reasonable specificity, including the Section or Sections of this Agreement alleged to have been breached. If the Indemnifying Party so notifies the Indemnified Party, then the Indemnifying Party shall control such defense and shall bear all costs of such defense, provided, that the Indemnified Party may participate in such settlement or defense through counsel chosen by it (the fees and expenses of which shall be borne by the Indemnified Party). Notwithstanding anything in this Section 8.5 to the contrary, the Indemnifying Party may, with the consent of the Indemnified Party (which consent shall not be unreasonably withheld), settle or compromise any action or consent to the entry of any judgment which includes as a term thereof the delivery by the claimant or plaintiff to the Indemnified Party of a duly executed written unconditional release of the Indemnified Party from all liability in respect of such action, which release shall be reasonably satisfactory in form and substance to counsel for the Indemnified Party. If the Indemnifying Party does not notify the Indemnified Party within ten business days after the receipt of the Indemnified Party's notice of a claim of indemnity hereunder that it elects to undertake the defense thereof, the Indemnified Party shall have the right to contest, settle or compromise the claim but shall not thereby waive any right to indemnity therefor pursuant to this Agreement. Notwithstanding the foregoing, the Indemnified Party, during the period the Indemnifying Party is determining whether to elect to assume the defense of a matter covered by this Section 8.5, may take such reasonable actions as it deems necessary to preserve any and all rights with respect to the matter, without such actions being construed as a waiver of the Indemnified Party's rights to defense and indemnification pursuant to this Agreement. No failure to provide any notice required by this Section 8.5 shall relieve the Indemnifying Party of any obligation to indemnify the Indemnified Party hereunder except to the extent that the Indemnifying Party is actually prejudiced thereby.

                                 ARTICLE IX

                                MISCELLANEOUS

           Section 9.1    Fees, Expenses and Taxes.

                (a) Whether or not the transactions contemplated herein are consummated pursuant hereto, except as otherwise provided herein, each of the parties shall pay all of its and its affiliates' respective fees and expenses (e.g. legal, investment banking, brokerage, financial advisory, finders', accounting, consulting and bank commitment fees and travel costs) arising from or relating to this Agreement and the consummation of the transactions contemplated hereby and thereby and, with respect to Stamford, arising from the Merger Agreement. Each of the parties shall indemnify and hold harmless the other parties from and against any and all claims or liabilities for such fees and expenses incurred by reason of any action taken by such party or otherwise arising out of the transactions contemplated by the Merger Agreement or this Agreement by any person claiming to have been engaged by such party. Buyer shall be responsible for the payment of any fee, sales tax, transfer tax, filing expense or other charge incurred in connection with the transfer of the Acquired Assets.

                (b) Each of Buyer, on the one hand, and CSH and CS Inc., on the other hand, shall provide the other with such assistance and documents, without charge, as may be reasonably requested by either of them in connection with the preparation of any Return, the conduct of any audit or administrative or court proceeding, and any other Tax related matter that is a subject of this Agreement. Such cooperation and assistance shall be provided to the requesting Party promptly upon its request.

                (c) Unless otherwise required by law, the Parties shall treat any indemnification payments made under this Agreement as an adjustment to the Allocable Amount for all Tax purposes, including, without limitation, in connection with all income Tax Returns and all proceedings in connection with income Taxes. Each of Buyer, CSH and CS Inc. shall notify the others in the event any taxing authority is taking or proposing to take a position inconsistent with the treatment of an indemnification payment, pursuant to the first sentence of this Section 9.1(c), as an adjustment to the Allocable Amount.

           Section 9.2 Further Assurances. From time to time after the Closing Date, at the request of another Party hereto and at the expense of the Party so requesting, each of the parties hereto shall execute and deliver to such requesting Party such documents and take such other action as such requesting Party may reasonably request in order to consummate more effectively the transactions contemplated hereby.

           Section 9.3 Notices. All notices, requests, demands, waivers and other communications required or permitted to be given under this Agreement shall be in writing and may be given by any of the following methods: (a) personal delivery; (b) facsimile transmission; (c) registered or certified mail, postage prepaid, return receipt requested; or (d) overnight delivery service. Notices shall be sent to the appropriate Party at its address or facsimile number given below (or at such other address or facsimile number for such Party as shall be specified by notice given hereunder):

           If to Stamford, to:

           Stamford CS Acquisition Corp.
           206 Danbury Rd.
           Wilton, CT 06899
           (203) 834-6360
           Attention:  President

           If to CS Inc., to:

           CS Inc.
           206 Danbury Rd.
           Wilton, CT 06899
           (203) 834-6360
           Attention: President

           If to Buyer, to:

           Hexcel Corporation
           Two Stamford Plaza
           281 Tresser Boulevard
           Stamford, CT  06901-3238
           Fax No.:  (203) 358-3972
           Attention:  Ira J. Krakower, Esq.


 All such notices, requests, demands, waivers and communications shall be deemed received upon (i) actual receipt thereof by the addressee, (ii) actual delivery thereof to the appropriate address or (iii) in the case of a facsimile transmission, upon transmission thereof by the sender and issuance by the transmitting machine of a confirmation slip that the number of pages constituting the notice have been transmitted without error. In the case of notices sent by facsimile transmission, the sender shall contemporaneously mail a copy of the notice to the addressee at the address provided for above. However, such mailing shall in no way alter the time at which the facsimile notice is deemed received.

           Section 9.4 Severability. Should any provision of this Agreement for any reason be declared invalid or unenforceable, such decision shall not affect the validity or enforceability of any of the other provisions of this Agreement, which remaining provisions shall remain in full force and effect and the application of such invalid or unenforceable provision to persons or circumstances other than those as to which it is held invalid or unenforceable shall be valid and enforced to the fullest extent permitted by law.

           Section 9.5 Binding Effect; Assignment. This Agreement and all of the provisions hereof shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, directly or indirectly, including, without limitation, by operation of law, by any Party hereto without the prior written consent of the other parties hereto; provided, however that Buyer may assign this Agreement, in whole or in part, to any direct or indirect subsidiary of Buyer without the prior written consent of the other Parties hereto, but such assignment shall not relieve Buyer of any of its obligations hereunder. Furthermore, this Section 9.5 shall not preclude, and Buyer's consent is not required, for the mergers of Stamford with and into CSH as contemplated by the Merger Agreement followed by the Permitted Merger following the Effective Date and the transfer of Stamford's rights hereunder caused by operation of law thereby.

           Section 9.6 Bulk Sales Law. Buyer hereby waives compliance by CS Inc. with the requirements and provisions of any "bulk-transfer" laws of any jurisdiction that may otherwise be applicable with respect to the transactions contemplated by this Agreement.

           Section 9.7 No Third Party Beneficiaries. This Agreement is solely for the benefit of Stamford and, after the Effective Date, CSH and CS Inc. and their respective successors and permitted assigns, with respect to the obligations of Buyer under this Agreement, and for the benefit of Buyer, and its respective successors and permitted assigns, with respect to the obligations of Stamford and, after the Effective Date, CSH and CS Inc., under this Agreement, and this Agreement shall not be deemed to confer upon or give to any other third party any remedy, claim, liability, reimbursement, cause of action or other right.

           Section 9.8    Interpretation.

                (a) The article and Section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties and shall not in any way affect the meaning or interpretation of this Agreement.

                (b) As used in this Agreement, the term "person" shall mean and include an individual, a partnership, a joint venture, a corporation, a trust, an unincorporated organization and a government or any department or agency thereof.

                (c) As used in this Agreement, the term "Affiliate" shall have the meaning set forth in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended.

           Section 9.9 Jurisdiction and Consent to Service. Without limiting the jurisdiction or venue of any other court, each of the Parties
 (i) agree that any suit, action or proceeding arising out of or relating to this Agreement may be brought solely in the state or federal courts of New York; (ii) consent to the exclusive jurisdiction of each such court in any suit, action or proceeding relating to or arising out of this Agreement;
 (iii) waive any objection which it may have to the laying of venue in any such suit, action or proceeding in any such court; and (iv) agree that service of any court paper may be made in such manner as may be provided under applicable laws or court rules governing service of process.

           Section 9.10 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York (regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof) as to all matters, including but not limited to matters of validity, construction, effect, performance and remedies.

           Section 9.11 Entire Agreement. This Agreement, the Disclosure Schedules, and the Exhibits and other documents referred to herein or delivered pursuant hereto which form a part hereof constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all other prior agreements and understandings, both written and oral, between the parties or any of them with respect to the subject matter hereof.

           Section 9.12 Amendment, Modification and Waiver. This Agreement may be amended, modified or supplemented at any time only by mutual written agreement of Stamford and, after the Effective Date, CS Inc. and Buyer. Any failure of Stamford, CSH and CS Inc., on the one hand, or Buyer, on the other hand, to comply with any term or provision of this Agreement may be waived, with respect to Buyer, by Stamford and, after the Effective Date, CS Inc., and, with respect to Stamford, CS Inc., by Buyer, by an instrument in writing signed by or on behalf of the appropriate party, but such waiver or failure to insist upon strict compliance with such term or provision shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure to comply.

           Section 9.13 Specific Performance. The parties acknowledge and agree that any breach of the terms of this Agreement would give rise to irreparable harm for which money damages would not be an adequate remedy and accordingly the parties agree that, in addition to any other remedies, each shall be entitled to enforce the terms of this Agreement by a decree of specific performance without the necessity of proving the inadequacy of money damages as a remedy.

           Section 9.14 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

           Section 9.15 Effective Date. This Agreement shall be deemed an agreement between Stamford and Buyer until executed by CSH and CS Inc., at which time it shall be deemed to be an agreement among Buyer, CSH (as successor to Stamford) and CS Inc. Stamford shall cause CSH and CS Inc. to execute this Agreement immediately following the Effective Date. Without limiting the generality of the foregoing, all representations, warranties, covenants or other obligations of any kind made or incurred by CSH and/or CS Inc. as a result of the execution and delivery of this Agreement shall be deemed to have been made as of the time of its delivery of a signature page hereto.

                                  ARTICLE X

                             CERTAIN DEFINITIONS

                For the purposes of this Agreement, the following words and phrases shall have the following meanings:

           "Acquired Assets" has the meaning assigned in Section 1.1(a).

           "Acquired Intellectual Property" has the meaning assigned in
 Section 1.1(a)(ix).

           "Affected Employee" has the meaning assigned in Section 4.7(a).

           "Affiliate" has the meaning assigned in Section 9.8(c).

           "Agreement" means this agreement, dated as of July 23, 1998, together with any amendments thereto, by and among CSH, CS Inc., Stamford and Buyer.

           "Allocable Amount" has the meaning assigned in Section 4.12.

           "Allocation Statement" has the meaning assigned in Section 4.12.

           "Antitrust Division" has the meaning assigned in Section 4.3.

           "Asahi" means Asahi Chemical Industry Co., Ltd. a corporation organized under the laws of Japan.

           "ASCO" means Asahi-Schwebel Co. Ltd., a corporation organized under the laws of Japan.

           "ASCO Distributor Agreement" means that certain Exclusive Distributor Agreement, dated as of March 15, 1971 and amended on October 21, 1983, among CS International, ASCO and Asahi.

           "ASCO Joint Venture Agreement" means that certain Agreement, dated as of September 18, 1970 and amended on June 30, 1997, by and among CS International, Asahi and Fukui Seiren Co., Ltd.

           "ASCO License Agreement" means that certain Technical
 Information, Technical Assistance and Trademark License Agreement, dated as of March 15, 1971, between Asahi and CS Inc.

           "ASCO Shares" means all of the capital stock in ASCO owned by Cs International.

           "Assumed Liabilities" has the meaning assigned in Section 1.1(d).

           "Assumed Taxes" has the meaning assigned in Section 1.1(d)(ii).

           "BA Acquisition Debt" means the indebtedness incurred by Stamford, CSH or CS Inc. pursuant to that certain commitment letter of Bank of America National Trust and Savings Association, dated July 7, 1998.

           "Base Consideration" has the meaning assigned in Section 1.2(a).

           "Business Records" has the meaning assigned by Section 4.11.

           "Buyer" means Hexcel Corporation.

           "Buyer Indemnitee" has the meaning assigned by Section 8.2.

           "Buyer's 401(k) Plans" has the meaning assigned in Section 4.16.

           "Claim" has the meaning assigned by Section 8.5.

           "Closing" means the closing of the transactions (other than the transactions contemplated to occur at the Deferred Closing) described in
 Section 1.3(a).
           "Closing Bill of Sale and Assignment" means the duly executed bill of sale and assignment agreement, substantially in the form attached hereto as Exhibit B, which Stamford and CS Inc. will deliver to Buyer at the Closing effecting the sale, assignment, transfer and delivery of the Acquired Assets other than the Interglas Assets.

           "Closing Date" means the date of the Closing as determined pursuant to Section 1.3(a).

           "Closing Undertaking" means the duly executed undertaking, substantially in the form attached hereto as Exhibit C, whereby Buyer will assume and agree to pay and discharge the Assumed Liabilities to be assumed at the Closing.

           "Code" means the Internal Revenue Code of 1986, as amended. All citations to the Code, or to the Treasury Regulations promulgated thereunder, shall include any amendments or substitute or successor provisions thereto.

           "Commitment Letter" means the commitment letter of Credit Suisse First Boston in favor of Buyer, a copy which has been previously delivered to Stamford.

           "Common Stock" means the shares of Common Stock, par value $.01 per share, of CSH.

           "Control Option" has the meaning assigned to it in the Merger Agreement.

           "CSH" means Clark-Schwebel Holdings, Inc., a Delaware corporation.

           "CS Inc." means Clark-Schwebel, Inc., a Delaware corporation.

           "CS International" means CS International, Inc., a Delaware corporation.

           "CS Inc. Plans" has the meaning assigned in Section 4.16.

           "Deeds" has the meaning assigned in Section 1.1(b).

           "Deferred Closing" has the meaning assigned in Section 1.3(b).

           "Deferred Closing Bill of Sale and Assignment" means the duly executed bill of sale and assignment agreement, substantially in the form attached hereto as Exhibit G, which Stamford and CS Inc. will deliver to Buyer at the Deferred Closing effecting the sale, assignment, transfer and delivery of the Interglas Assets.

           "Deferred Closing Date" means the date of the Closing as determined pursuant to Section 1.3 (b).

           "Deferred Closing Undertaking" means the duly executed undertaking, substantially in the form attached hereto as Exhibit J, whereby Buyer will assume and agree to pay and discharge the Assumed Liabilities to be assumed at the Deferred Closing.

           "Deferred Purchase Price" has the meaning assigned in Section
 1.2(b).

           "Domestic Subsidiary" has the meaning assigned in Section
 1.1(a)(xvi).

           "Effective Date" has the meaning assigned in Recital B.

           "Exchange Act" means the Securities Exchange Act of 1934, as amended.

           "Excluded Assets" has the meaning assigned in Section 1.1(c).

           "Excluded Liabilities" has the meaning assigned in Section
 1.1(e).

           "Filing Party" has the meaning assigned in Section 4.17.

           "FIRPTA Certificate" has the meaning assigned in Section 1.4(d).

           "FTC" has the meaning assigned by Section 4.3.

           "HSR Act" has the meaning assigned in Section 2A.3(b).

           "Indemnified Party" has the meaning assigned in Section 8.4.

           "Indemnifying Party" has the meaning assigned in Section 8.4.

           "Intellectual Property" shall mean throughout the world (i) Patents, (ii) Trademarks, (iii) Trade Names, (iv) Know-how, (v) shop rights and (vi) copyrights.

           "Interglas" shall mean CS Interglas AG, a corporation formed under the laws of Germany.

           "Interglas Agreement" has the meaning assigned in the Merger
 Agreement.

           "Interglas Assets" has the meaning set forth in Section
 1.1(a)(xiii).

           "Interglas Heads of Agreement" means that certain Heads of Agreement, dated as of March 30, 1998, by and between CS International and the Deschler Group.

           "Interglas Shareholders Agreement" means that certain
 Shareholders Agreement, dated as of January 7, 1993, by and between CS Inc. and the Deschler Group.

           "Interglas Shares" shall mean all of the capital stock in Interglas owned by CS International.

           "Joint Venture" has the meaning assigned in the Merger Agreement.

           "Know-how" shall mean all trade secrets, know-how (including product know-how and use and application know-how), formulas, processes, product designs, specifications, quality control procedures, manufacturing, engineering and other drawings, technology, technical information, safety information, lab journals, engineering data and design and engineering specifications, research records, research and development information and reports, market surveys and all promotional literature, customer and supplier lists and similar data.

           "Lease" has the meaning assigned in Section 4.19.

           "Leased Properties" has the meaning assigned in Section 4.19.

           "Liens" means all mortgages, pledges, security interests, liens, changes, options, easements, rights of way or other encumbrances.

           "Losses" has the meaning assigned in Section 8.2.

           "Material Adverse Effect" means an event which has a material adverse effect on the business, operations, financial condition or results of operation of CSH and CS Inc. and its subsidiaries, taken as a whole, or materially impairs the value of usefulness of the Acquired Assets taken as a whole.

           "Merger Agreement" has the meaning assigned in Recital A.

           "Non-Assigned Contracts" has the meaning set forth in Section
 4.13.

           "Non-Filing Party" has the meaning assigned in Section 4.17.

           "Other Instruments" has the meaning assigned in Section 1.1(b).

           "Parties" has the meaning set forth in the preamble.

           "Patents" shall mean patents (including all reissues, divisions, re-examinations, continuations, continuations in part and extensions thereof), patent applications and patent disclosures docketed and all other patent rights.

           "Permitted Liens" means mechanics', carriers', workers', repairers', materialmens', warehousemens' and other similar Liens arising or incurred in the ordinary course of business consistent with past practice and which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

           "Permitted Mergers" means the merger of (i) Stamford with and into Clark-Schwebel Holdings, Inc. and (ii) CSH with and into CS Inc. following the Effective Date.

           "person" has the meaning assigned in Section 9.8(b).

           "Plans" means the CS Inc. Pension Plan, the CS Inc. Service Related Pension Plan, and the CS Inc., 401(k) Plan.

           "Prior Occurrences" has the meaning assigned by Section 4.8.

           "Purchase Price" has the meaning set forth in Section 1.2(a).

           "Return" means any report, return or other information filed with or required to be supplied to a taxing authority in connection with Taxes.

           "Schedule(s)" means any schedule(s) included in the Disclosure Schedule.

           "Seller Indemnitee" has the meaning assigned in Section 8.3

           "Stamford" means Stamford CS Acquisition Corp.

           "Taxes" means all taxes, assessments, charges, duties, fees, levies or other governmental charges, including, without limitation, all Federal, state, local, foreign and other income, gross receipts, franchise, profits, capital gains, capital stock, transfer, sales, use, occupation, property, excise, severance, windfall profits, stamp, license, payroll, withholding, social security and other taxes, assessments, charges, duties, fees, levies or other governmental charges of any kind whatsoever (whether payable directly or by withholding and whether or not requiring the filing of a Return), and all estimated taxes, deficiency assessments, additions to tax, penalties and interest.

           "Tech-Fab" means Clark-Schwebel Tech-Fab Company, a general partnership formed under the laws of the State of New York.

           "Tech-Fab Distribution Agreement" means that certain Know-How License and Distribution Agreement, dated as of December 19, 1984.

           "Tech-Fab Cross Distributorship Agreement" means that certain Exclusive Cross-Distributorship Agreement, dated as of December 19, 1984, between Les Fils D'Auguste Chomarat et Compagnie and Tech-Fab.

           "Tech-Fab Joint Venture Agreement" means that certain Joint Venture Agreement, dated as of December 18, 1984, by and between Vabobel B.V. and Clark-Schwebel Holding Corporation.

           "Tech-Fab Partnership Interests" means all of the partnership interests in Tech-Fab owned by Clark-Schwebel Holding Corporation.

           "Third Parties" means any parties other than the Parties to this Agreement and their respective Affiliates.

           "Trademarks" shall mean trademarks and service marks, registrations thereof, pending applications therefor and such unregistered rights as may exist through use.

           "Trade Names" shall mean trade names, brand marks, trade dress, brand names, logos and all other names and slogans or product goodwill for which no trademark registration has been obtained and for which no application is pending.

           "Unrelated Assets" means assets acquired by CSH or CS Inc. on or after the Effective Date (other than any assets acquired in the ordinary course of CS Inc.'s business) that are (i) unrelated to the Acquired Assets, Leased Properties or the related business and (ii) acquired by means of exchange, contribution or transfer to CSH or CS Inc. by any shareholder thereof (including by way of merger).


           IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first above written.

                          STAMFORD CS ACQUISITION CORP.

                          By: /s/ Kenneth S. Greenberg

                          Title:  President


                          CLARK-SCHWEBEL HOLDINGS, INC.

                          By: ____________________________

                          Title: _________________________


                          CLARK-SCHWEBEL, INC.


                          By: _____________________________

                          Title: __________________________


                          HEXCEL CORPORATION


                          By: /s/ Ira J. Krakower

                          Title: Senior Vice President, General Counsel




           SCHEDULES AND EXHIBITS HAVE BEEN INTENTIONALLY OMITTED